Exhibit 23.1

Consent of Independent Registered

Public Accounting Firm

We have issued our report dated March 2, 2009, with respect to the consolidated financial statements, Schedule II and internal control over financial reporting of Einstein Noah Restaurant Group, Inc. included in the 2008 Annual Report on Form 10-K for the year ended December 30, 2008, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report.

/s/    Grant Thornton LLP

Denver, Colorado

August 20, 2009